Exhibit 99.1

CONTACT:

Heather Hamel

(617) 863-5530

Investor Relations

Investor-relations@invivotherapeutics.com

InVivo Therapeutics Announces Appointment of Richard Toselli, M.D., as President and Chief Executive Officer

Dr. Toselli Also Joins Board of Directors, Retains Position as InVivo’s Chief Medical Officer

CAMBRIDGE, Mass. (February 5, 2018) — InVivo Therapeutics Holdings Corp. (NVIV) today announced that Richard Toselli, M.D., has been appointed President and Chief Executive Officer of InVivo, having been appointed the company’s Acting CEO in December 2017. Dr. Toselli also has been appointed to the company’s Board of Directors and will continue to serve in his capacity as InVivo’s Chief Medical Officer, which role he assumed upon joining the company in July 2017. Dr. Toselli, a Board-certified neurosurgeon, has led an accomplished career in surgical medical affairs, with senior leadership experience at Sanofi, DePuy, and Johnson & Johnson.

“I am delighted to announce Rich’s full-time role as CEO,” stated Ann Merrifield, InVivo’s Chair of the Board of Directors. “Rich has demonstrated clear vision, a strategic mind, and committed leadership in his time at InVivo. His background in surgical device innovation and neurological surgery is uniquely suited to the company’s focus in development.”

Dr. Toselli said, “I am excited about the opportunity to work closely with our seasoned leadership team and accomplished Board members and advisors as we chart the company’s path forward. Our priority is to focus on our core competencies, advance our breakthrough Neuro-Spinal Scaffold™ clinical program, and achieve this progress in an expedited, cost-efficient manner. We continue to evaluate our strategic and financing options, regarding which we believe we have gained additional flexibility by entering into the recently announced stock purchase agreement with Lincoln Park.”

Dr. Toselli continued, “As we have previously announced, we are in ongoing discussions with the FDA, including the potential of a proposed randomized controlled clinical trial to supplement the existing clinical evidence we have attained in our INSPIRE study for our Neuro-Spinal Scaffold™ investigational device. We expect to provide additional clarity on this clinical path in the second quarter of this year.”

Biographical Background

Prior to joining InVivo, Dr. Toselli served as Chief Medical Officer for Cochlear Limited. In that role, he was responsible for global clinical, regulatory, and medical affairs teams reporting to the Chief Executive Officer. Previously, Dr. Toselli served five years at Sanofi in various levels of increasing responsibility, including Vice President of Global Medical Affairs - Immunology and Inflammation, Biologics Division; Vice President of Global Medical Affairs and Head of the Biosurgery Discovery Performance Unit; and Vice President of Global Medical Affairs, Biosurgery. Prior to this, he served as Chief Medical/Technology Officer for Covidien Surgical, and earlier held various roles at DePuy Spine including Director of Medical Affairs, Worldwide Vice President of Research and Development, and Worldwide Vice President of Clinical Evidence and External Relations. He held the position of Vice President of Evidence-Based Medicine at Johnson &

Johnson for the device sector. Dr. Toselli holds a bachelor of arts from Providence College, his medical degree from Brown University, and a master of business administration from the UNC’s Kenan-Flagler Business School. Dr. Toselli is a board-certified neurological surgeon.

About InVivo Therapeutics

InVivo Therapeutics Holdings Corp. is a research and clinical-stage biomaterials and biotechnology company with a focus on treatment of spinal cord injuries. The company was founded in 2005 with proprietary technology co-invented by Robert Langer, Sc.D., Professor at Massachusetts Institute of Technology, and Joseph P. Vacanti, M.D., who then was at Boston Children’s Hospital and who now is affiliated with Massachusetts General Hospital. In 2011, the company earned the David S. Apple Award from the American Spinal Injury Association for its outstanding contribution to spinal cord injury medicine. In 2015, the company’s investigational Neuro-Spinal Scaffold™ received the 2015 Becker’s Healthcare Spine Device Award. The publicly traded company is headquartered in Cambridge, MA. For more details, visit www.invivotherapeutics.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of the federal securities laws. These statements can be identified by words such as “believe,” “anticipate,” “intend,” “estimate,” “will,” “may,” “should,” “expect,” “designed to,” “potentially,” and similar expressions, and include statements regarding the status of the company’s clinical program. Any forward-looking statements contained herein are based on current expectations, and are subject to a number of risks and uncertainties. Factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the company’s discussions and engagement with the FDA; the company’s ability to initiate, conduct and complete clinical trials; the expected benefits and potential efficacy of the company’s products and technology in connection with the treatment of spinal cord injuries; the availability of substantial additional funding for the company to continue its operations and to conduct research and development, clinical trials and future product commercialization; and other risks associated with the company’s business, research, product development, attainment of regulatory approval, marketing and distribution plans and strategies identified and described in more detail in the company’s Quarterly Report of the three months ended September 30, 2017, and its other filings with the SEC, including the company’s most recent Form 10-K, its Form 10-Qs and its current reports on Form 8-K. The company does not undertake to update these forward-looking statements.